[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Exhibit 10.4

LICENSE AGREEMENT

This Agreement, made and entered into this 23rd day of May, 1997 (the Effective Date"), by and between the UNIVERSITY OF MIAMI and its SCHOOL OF MEDICINE, having its principal office at 1600 N.W. 10th  Avenue, Miami, Florida 33136 (hereinafter “LICENSOR") and FIBROGEN, INC., a corporation duly organized under the laws of Delaware and having its principal office at 260 Littlefield Avenue, South San Francisco, California 94080 and its Affiliates (hereinafter collectively, "FIBROGEN”).

WITNESSETH:

WHEREAS, LICENSOR is the sole owner of the Technology and Product identified under the Patent Rights (as hereinafter defined) relating to Connective Tissue Growth Factor, and has the right to grant licenses under said Patent Rights;

WHEREAS, LICENSOR desires to have the Patent Rights utilized in the public interest and is willing to grant an exclusive sublicense thereunder;

WHEREAS, FIBROGEN intends to develop, produce, manufacture, market and/or sell products similar to the Licensed Product(s) (as hereinafter defined) and is willing to commit itself to a diligent program of exploiting the Patent Rights so that public utilization shall result-therefrom; and

WHEREAS, FIBROGEN desires to obtain a sublicense under the Patent Rights upon the terms and conditions hereinafter get forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

Article 1
Definitions

1.1"Affiliate” shall mean any corporation, company or other entity which directly or indirectly controls, or is controlled by, or is under common control with, FIBROGEN. For this purpose, “control” shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock of, or at least a fifty percent (50%) interest in the income of such corporation or other business entity, or such other relationship as in fact, constitutes actual control.

1.2"FIBROGEN" shall mean FIBROGEN and shall include any Subsidiary (as hereinafter defined) or Affiliate (as hereinafter defined) of FIBROGEN.

153205134 v1

1.3“Subsidiary" shall mean any corporation, company or other entity at least fifty percent of whose voting stock is owned or controlled directly or indirectly by FIBROGEN.

1.4“Patent Rights” shall mean United States Patent Application Serial Number [ * ] (hereinafter referred to as the "Patent Rights Patent Application"), and the United States and foreign patents issuing from said United States and foreign patent applications or later-filed foreign applications based on the said United States Patents and applications (hereinafter referred to as the "Patent Rights Patent(s)") and any continuations, continuations-in- part, divisions, reissues or extensions of any of the foregoing.

1.5“Licensed Method(s)” shall mean the methods of treatment comprising the application and/or administration of connective tissue growth factor and related molecules which are covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application, or (ii) a valid and unexpired claim contained in a Patent Rights Patent.

1.6"Licensed Process(s)” shall mean a process for making Licensed Product(s) which is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application, or (ii) a valid and unexpired claim contained in a Patent Rights Patent.

1.7“Licensed Product(s)" shall mean any product used or sold and any process used by or for FIBROGEN, which at the time of manufacture, use or sale:

(a)is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application in the country in which the Licensed Product(s) is made, used or sold, or (ii) a valid and unexpired claim contained in a Patent Rights Patent in the country in which the Licensed Product(s) is made, used or sold; or

(b)is manufactured by using a process that is a Licensed Process in the country in which such product is made, used or sold.

1.8“Net Sales” shall mean the sum of all amounts invoiced on account of sales or use of Products by FIBROGEN and any sublicensees to non-Affiliated third-party purchasers or users of Products, less the sum of the following:

(a)discounts allowed in amounts customary in the trade;

(b)sales, use, value-added, tariff duties or other excise taxes directly imposed and with reference to particular sales;

(c)outbound transportation prepaid or allowed; and

(d)amounts allowed or credited on returns.

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

"Net Sales” shall not include any sale between or among FIBROGEN and its Affiliates or Subsidiaries, but shall include any subsequent sales by FIBROGEN or its Affiliates or Subsidiaries.

No deductions shall be made for commissions paid to individuals, whether they be with independent sales agencies or regularly employed by FIBROGEN and on its payroll, or for cost of collections. Licensed Product(s) shall be considered sold when used, billed out or invoiced. If the Licensed Product is exchanged for a consideration other than money, billings shall be gross selling price of comparable Licensed Product(s) and in arm's-length transactions by FIBROGEN or, if no sales of comparable Licensed Products have been made, then the fair market value thereof.

1.9"Net Royalties" shall mean the net royalties actually received by FIBROGEN in connection with sublicensing of any of the Patent Rights.

1.10“Effective Date” shall mean the date first shown above.

1.11"Territory” shall mean all the countries of the world.

Article 2
Grant Of License

2.1LICENSOR hereby grants to FIBROGEN an exclusive worldwide right and license, with the right to sublicense others, to make, have make, use, sell and have sold Licensed Product(a), and to practice Licensed Process(es) and/or Licensed Method(s), to the full end of the term for which the Patent Rights are granted (the "Contract Period") unless sooner terminated according to the terms hereof.

2.2FIBROGEN agrees to forward to LICENSOR a copy of any and all fully executed sublicense agreements, and further agrees to forward to LICENSOR annually a copy of such reports received by FIBROGEN from its sulicensees during the preceding twelve-month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

2.3LICENSOR reserves to itself the right to practice under the Patent Rights for the University's noncommercial research and education purposes.

2.4The license granted hereunder shall not be construed to confer any rights upon FIBROGEN by implication, estoppel or otherwise as to any technology except as specifically set forth herein.

2.5FIBROGEN agrees that any sublicenses granted by it shall contain such provisions as are necessary for it to meet its obligations under this Agreement and to reasonably protect the interests of LICENSOR with regard to such sublicense.

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

2.6Termination under any of the provisions of this Agreement of the license granted to FIBROGEN in this Agreement shall terminate all sublicenses which may have been granted by FIBROGEN, provided that any sublicensee may elect to continue its sublicense by advising LICENSOR in writing, within sixty days of the sublicensee's receipt of written notice of such termination, of its election and of its agreement to assume in respect to LICENSOR all the obligations (including obligations for payment) contained in its sublicensing agreement with FIBROGEN. Any sublicense granted by FIBROGEN shall contain provisions corresponding to those of this paragraph respecting termination and the conditions of continuance of sublicenses.

ARTICLE III
Due Diligence

3.1FIBROGEN shall use best faith efforts to bring one or more Licensed Product(s), Licensed Method(s) and/or Licensed Process(es) to market through a diligent program for exploitation of the Patent Rights.

3.2FIBROGEN's failure to perform in accordance with paragraph 3.1 above shall be grounds for LICENSOR to terminate this Agreement pursuant to Paragraph 13.3 hereof.

3.3FIBROGEN agrees to submit under confidence annual reports, upon LICENSOR’s request, as to its efforts to develop markets for the Licensed Products and Licensed Method(s). Such reports shall include assurance by FIBROGEN of its intent to actively develop commercial embodiments of the inventions of the Licensed Patents and a summary of its efforts in this regard.

3.4Unless FIBROGEN has a Licensed Product available for commercial sale prior to January 1, 2008 or FIBROGEN has made available for commercial sale a product which, when administered, may be used in a Licensed Method, FIBROGEN agrees that LICENSOR may terminate this Agreement

Article 4
Royalties

4.1For the rights, privileges and license granted hereunder, FIBROGEN shall pay fees and royalties to LICENSOR, in the manner hereinafter provided, to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

(a)FIBROGEN License Fee of [ * ] Dollars ($[ * ]) which said Fee shall be deemed earned and due immediately upon the execution of this Agreement;

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(b)Running Royalties equal to [ * ] Of Net Sales of the Licensed Products and/or the sale of product which is labeled for a Licensed Method use; except that on Net Sales by or for sublicensees, FIBROGEN shall pay the lesser of [ * ] Of Net Sales or [ * ] of all royalties received by FIBROGEN from any sublicense for Net Sales of the Licensed Products by or for the sublicensee; and

(c)[ * ] of all License Fees received by FIBROGEN from any sublicensee. As used in the preceding sentence, the term "License Fees” means any fees received by FIBROGEN for license of rights to the Licensed Products, Licensed Methods, Patent Rights, and Licensed Processes, excluding (a) royalties and payments which are advances of future royalties and (b) payments for which FIBROGEN must render technical development services.

4.2In the case of sales in a country of a Licensed Product or Licensed Method based on a claim of a Patent Rights Patent Application that has not issued as a Patent Rights Patent after [ * ] ([ * ]) years from the date of filing, the above-stated royalty rate shall be reduced by [ * ] ([ * ]) on Net Sales of such Licensed Product and/or the sale of product which is labeled for a Licensed Method use in such country until such claim issues as a Patent Rights Patent or is rejected with no right of appeal or to which rejection neither party chooses to appeal.

4.3In the event that FIBROGEN manufactures, uses or sells a product which is related to connective tissue growth factor, including derivatives of connective tissue growth factor, wherein the product is labeled for a Licensed Method use, FIBROGEN's royalty payments under this Article 4 may be reduced in proportion to contributions to the development of the product by FIBROGEN, to be determined through best faith negotiations of the parties.

4.4If it is necessary to acquire one or more royalty bearing licenses from third parties in order to fully exercise the rights granted by LICENSOR hereunder, then FIBROGEN shall be entitled to a credit against the royalty payments due hereunder, which credit shall be equal to the amount of the royalties actually paid to such third parties, provided, in no case will the royalty otherwise due LICENSOR be reduced by more than fifty percent (50%) for such credit.

4.5All payments shall be made hereunder in U.S. dollars; provided however, that if the proceeds of the sales upon which such royalty payments are based are received by FIBROGEN in a foreign currency or other form that is not convertible or exportable in dollars, and FIBROGEN does not have ongoing business operations or bank accounts in the country in which the currency is not convertible or exportable, FIBROGEN shall pay such royalties in the currency of the country in which such sales were made by depositing such royalties in LICENSOR’s name in a bank designated by the LICENSOR in such country.  Royalties in dollars shall be computed by converting the royalty in the currency of the country in which sales were made at the exchange rate for dollars prevailing at the close of the business day of FIBROGEN’s period for which royalties are being calculated as published the following day in the Wall Street Journal (or, if it ceases to be published, a comparable publication to be agreed upon from time to time by the parties), and with respect to those countries for which rates are not

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

published in the Wall Street Journal, the exchange rate fixed for such date by the appropriate United States governmental agency.

4.6In the event the royalties set forth herein are higher than the maximum royalties permitted by law or regulation of a particular country, the royalty payable for sales in such country shall be equal to the maximum permitted royalty under such law or regulation.

4.7In the event that any taxes, withholding or otherwise, are levied by any taxing authority in connection with accrual or payment of any royalties payable to LICENSOR under this Agreement, FIBROGEN shall have the right to pay such taxes to the local tax authorities on behalf of the LICENSOR and the payment to LICENSOR of the net amount due after reduction by the amount of such taxes, shall fully satisfy FIBROGEN’s royalty obligations under this Agreement.

Article 5
Reports And Records

5.1FIBROGEN shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to LICENSOR by way of royalty as aforesaid. Said books of account shall be kept at FIBROGEN's principal place of business or the principal place of business as of the appropriate division of FIBROGEN to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times, but not exceeding [ * ] per calendar year, for three (3) years following the end of the calendar year to which they pertain, to the inspection of LICENSOR and/or an independent certified public accountant retained or employed by LICENSOR for the purpose of verifying FIBROGEN's royalty or other payment statement.

Such Accountant or Accounting Firm shall not disclose to LICENSOR any information other than that information relating solely to the accuracy of, or necessity for, the reports and payments made hereunder. The fees and expense of the Certified Public Accountant or Accounting Firm performing such verification shall be borne by LICENSOR unless in the event that the audit reveals underpayment of royalties by an amount more than ten (10) percent, the cost of such audit shall be paid by FIBROGEN.

5.2FIBROGEN, within sixty (60) days after March 31, June 30, September 30, and December 31 of each year, shall deliver to LICENSOR true and accurate reports, giving such particulars of the business conducted during the preceding three month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

(a)all Licensed Product(s) manufactured and sold;

(b)total billings for Licensed Product(s) sold;

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

(c)accounting for all the Licensed Process(es) used or sold;

(d)deductions applicable as provided in the definition of Net Sales;

(e)Net Royalties paid FIBROGEN, if relevant to the calculations of royalties to be paid to LICENSOR;

(f)royalties due LICENSOR; and

(g)names and addresses of all sublicensees.

5.3With each such report submitted, FIBROGEN shall pay to LICENSOR the royalties due and payable under this Agreement. It no royalties shall be due, FIBROGEN shall so report.

5.4The royalty payments sat forth in this Agreement shall, if overdue, bear interest until payment at a [ * ] rate per annum. The payment of such interest shall not foreclose LICENSOR from exercising any other rights it may have as a consequence of the lateness of the payment.

Article 6
Patent Prosecution

6.1FIBROGEN agrees to pay for the filing, prosecution and maintenance of all Patent Rights, and to diligently pursue same. If, in any country agreed upon by FIBROGEN and LICENSOR for the filing of a Patent Rights Patent Application, FIBROGEN fails so to file, prosecute and maintain, LICENSOR may take over the responsibilities of filing, prosecution and maintenance, at the expense of FIBROGEN, and will thereafter provide FIBROGEN with all relevant documentation.

6.2FIBROGEN agrees promptly to furnish to LICENSOR copies of:

(a)Patent Rights Patent Applications filed in any Patent Office;

(b)papers received from a Patent Office pertaining to a Patent Rights Patent Application; and

(c)papers filed in a Patent Office pertaining to a Patent Rights Patent Application.

Article 7
Infringement

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Infringement By Third Parties

7.1The parties shall promptly inform each other in writing of any alleged infringement by a third party, of which it shall have notice, of any patents within the Patent Rights, and provide the other party with any available evidence of infringement.

7.2During the term of this Agreement, FIBROGEN shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, LICENSOR hereby agrees to join FIBROGEN as a nominal party plaintiff in any such suit where required for jurisdictional purposes, and to render to FIBROGEN every assistance within its power, except financial assistance. If LICENSOR should incur any out-of-pocket costs in connection with assisting FIBROGEN with said suit, such costs shall be reimbursed to LICENSOR by FIBROGEN. The total cost of any such infringement action commenced or defended solely by FIBROGEN shall be borne by FIBROGEN, and FIBROGEN shall keep any net recovery or damages for patent infringement derived therefrom, subject to reimbursement to LICENSOR for any royalties past due or withheld and applied pursuant to Section 7.3 below.

7.3In the event that FIBROGEN shall undertake the enforcement of the Patent Rights by litigation, FIBROGEN may withhold up to [ * ] of the royalties otherwise thereafter due LICENSOR hereunder, and apply the same toward [ * ] of its expenses, including reasonable attorney's fees, in connection therewith.

7.4If within [ * ] months after having been notified of any alleged infringement, FIBROGEN shall have been unsuccessful in persuading the alleged infringer to desist, and shall not have brought or shall not be diligently prosecuting an infringement action, or if FIBROGEN shall notify LICENSOR at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in these events only, LICENSOR shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights. No settlement, consent Judgment or other voluntary final disposition of the suit may be entered into without the consent of FIBROGEN, which consent shall not be unreasonably withheld. The total cost of any such infringement action commenced solely by LICENSOR shall by borne by LICENSOR, and LICENSOR shall keep any recovery or damages for past infringement derived therefrom.

7.5In any infringement suit that either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested, and make available relevant records, papers, information, samples, specimens, and the like.

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Infringement By LICENSOR and FIBROGEN

7.6FIBROGEN shall promptly notify LICENSOR in writing of any claim of patent infringement which has been asserted against FIBROGEN or LICENSOR, its Affiliate and any sublicensees because of the manufacture, use, promotion or sale of Licensed Products or Licensed Processes or the sale of products used according to the Licensed Methods.

7.7FIBROGEN shall have the first and primary right and responsibility to defend and control the defense of any such claim, by counsel of its choice and at its expense. FIBROGEN will defend, indemnify and hold harmless LICENSOR, its Trustees, officers, directors, employees and its Affiliates against any and all judgment and damages arising from any and all third party claims of Patent Rights infringement which may be asserted against LICENSOR, and its Affiliates because of the manufacture, use, promotion and sale of products.

7.8It is understood that any settlement of such action must be approved by LICENSOR, and that such approval shall not be unreasonably withheld. LICENSOR agrees to cooperate with FIBROGEN in any reasonable manner necessary in defending such action. FIBROGEN shall reimburse LICENSOR for any reasonable out-of-pocket expenses incurred in providing such assistance.

7.9LICENSOR shall have no responsibility with respect to FIBROGEN’s own trademarks and tradename, and FIBROGEN in respect to the use thereof will defend, indemnify and hold harmless LICENSOR against any and all third party claims.

7.10In the event FIBROGEN deems it necessary to seek a license from any third party in order to avoid infringement or settle an infringement action in any country of such third party's patent rights brought about by the sale of Licensed Products or use of Licensed Processes, [ * ] of all fees or royalties paid under such license may be deducted from royalty payments due LICENSOR on Sale of Licensed Products in such country to an extent not exceeding [ * ] of each such royalty payment as it becomes due.

7.11LICENSOR warrants and represents that it has the lawful right to grant the license provided in this Agreement and that, to its knowledge and belief, it has not granted rights or licenses in derogation of the rights granted to FIBROGEN under this Agreement. LICENSOR agrees that during the term of this Agreement, it shall use reasonable efforts to avoid granting rights to third parties or incurring obligations which will interfere with the rights and obligations of parties under this Agreement, including any rights and obligations that survive termination of this Agreement.

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 8
Product Liability, Indemnification and Warranties

8.1FIBROGEN agrees to release, indemnify and hold harmless the LICENSOR, its Trustees, officers, faculty, employees and students against any and all losses, expenses, claims, actions, lawsuits and judgments thereon (including attorney’s fees through the appellate levels) which may be brought against LICENSOR, its Trustees, officers, faculty, employees or students as a result of or arising out of use, production, manufacturer, sale, lease, consumption or advertisement by FIBROGEN or any third party of any Licensed patent, Product, Invention or Technology licensed under this Agreement.

8.2LICENSOR MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AND HEREBY DISCLAIMS ALL SUCH WARRANTIES, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION OF ANY INVENTION(S) OR PRODUCT, WHETHER TANGIBLE OR INTANGIBLE, LICENSED UNDER THIS AGREEMENT; OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE INVENTION OR PRODUCT; OF THAT THE USE OF THE LICENSED PRODUCT WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER RIGHTS, LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY ANY LICENSEE OR ANY THIRD PARTY RESULTING FROM THE USE, PRODUCTION, MANUFACTURE, SALE LEASE, CONSUMPTION, OR ADVERTISEMENT OF THE PRODUCT.

8.3The provisions of 8.1 and 8.2 above shall continue beyond the termination of this Agreement.

Article 9
Assignment

9.1Except as otherwise provided in this Article, this Agreement is not assignable by FIBROGEN or by operation of law without the prior written consent of LICENSOR at its sole discretion.

9.2This Agreement shall extend to and be binding upon the successors and legal representatives and permitted assigns of LICENSOR and FIBROGEN.

9.3FIBROGEN may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder, so long as such assignment or transfer shall be accompanied by a sale or other transfer of substantially all of FIBROGEN's entire business, or that part of FIBROGEN's business to which the license granted hereby relates.

9.4FIBROGEN may assign or otherwise transfer this Agreement and the license granted hereby and the rights acquired by it hereunder, so long as such assignment or transfer is made to a FIBROGEN subsidiary or Affiliate.

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 10
Use Of Names

FIBROGEN shall not use the name of the University of Miami, or any of its employees, or any adaptation thereof, in any publication, including advertising, promotional or sales literature without the prior written consent of Mr. Alan J. Fish, Assistant Vice President of Business Services, 327 Max Orovitz Building, 1507 Levante Avenue, Coral Gables, FL 33124- 1432. Notwithstanding this provision, FIBROGEN may state that it has licensed one or more patents comprising the Patent Rights from LICENSOR.

Article 11
Export Controls

11.1It is understood that LICENSOR is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSOR that FIBROGEN shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license shall not be required, nor that, if required, it shall be issued.

Article 12
Termination

12.1LICENSOR and FIBROGEN shall have the right to terminate this Agreement if the other party commits a material breach of an obligation under this Agreement or provides a false report and continues in default from more than [ * ] after receiving written notice of such default or false report. Such termination shall be effective upon further written notice to the breaching party after failure by the breaching party to cure such default. If LICENSOR commits a material breach or defaults, the FIBROGEN has no duty to continue the payment of royalties as set forth in Article IV of this Agreement.

12.2The license and rights granted in this Agreement have been granted on the basis of the special capability of FIBROGEN to perform research and development work leading to the manufacture and marketing of the Products. Accordingly, FIBROGEN covenants and agrees that in the event any proceedings under the Bankruptcy Act of any amendment thereto, be commenced by or against FIBROGEN, and, if against FIBROGEN, said proceedings shall not be dismissed with prejudice before either an adjudication in bankruptcy or the confirmation of a composition, arrangement, or plan of reorganization, or in the event FIBROGEN shall be

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

adjudged insolvent or make an assignment for the benefit of its creditors, or if a writ of attachment or execution be levied upon the license hereby created and not be released or satisfied within [ * ] days after thereafter, or if a receiver be appointed in any proceedings or action to which FIBROGEN is a party with authority to exercise any of the rights or privileges granted hereunder and such receiver be so discharged within a period of [ * ] days after his appointment, any such event shall be deemed to constitute a breach of this Agreement by FIBROGEN and, LICENSOR, at the election of LICENSOR, but not otherwise, ipso facto, and without notice or other action by LICENSOR, shall terminate this Agreement and all rights of LICENSOR hereunder and all rights of any and all persons claiming under FIBROGEN.

12.3FIBROGEN shall have the right to terminate this Agreement upon ninety (90) days notice.

12.4Any termination of this Agreement shall be without prejudice to LICENSOR’s right to recover all amounts accruing to LICENSOR prior to such termination and cancellation. Except as otherwise provided, should this Agreement be terminated for any reason, FIBROGEN shall have no rights, express or implied, under any patent property which is the subject matter of this Agreement, nor have the right to recover any royalties paid LICENSOR hereunder. Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. FIBROGEN and/or any sublicensee of FIBROGEN may, however, after the effective date of such termination, sell all Licensed Product(s), and complete Licensed Product(s) in the process of manufacture at the time of such termination and sell the same, provided that FIBROGEN shall pay to LICENSOR the royalties thereon as required by Article 4 of this Agreement, and shall submit the report required by Article 5 hereof on the sales of Licensed Product(s).

Article 13
Payments, Notices And Other Communications

Any notice, payment, report or other communication (hereinafter collectively referred to as “correspondence”) required to be given hereunder shall be mailed by certified mail or delivered by hand to the party to whom such correspondence is required or permitted to be given hereunder. If mailed, any such notice shall be deemed to have been given when mailed as evidenced by the postmark at point of mailing. If delivered by hand, any such correspondence shall be deemed to have given when received by the party to whom such correspondence is given, as evidenced by written and dated receipt of the receiving party.

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

All correspondence to FIBROGEN shall be addressed as follows:

FibroGen, Inc.
260 Littlefield Avenue
South San Francisco, CA 94080
Attention: President

All correspondence to LICENSOR shall be addressed, in duplicate, as follows:

FOR NOTICE BY MAIL:

University of Miami School of Medicine
Research and Graduate Studies
P.O. Box 016960 (R64) Miami, FL 33101
Attention: Dr. Norman H. Altman

Assistant Vice President for Business Affairs
327 Max Ororvitz Building
1507 Levante Avenue
Coral Gables, FL 33124-1432
Attention: Mr. Alan J. Fish

FOR NOTICE AND PAYMENT:

BY MAIL:
Director
Office of Technology Transfer
P.O. Box 016960 ((M811)
Miami, FL 33101
Attention: Dr. Gary S. Margules

BY HAND:
Director
Office of Technology Transfer
P.O. Box 016960 (M811)
Miami, FL 33101
Attention: Dr. Gary S. Margules

Either party may change the address to which correspondence to it is to be addressed by notification as provided herein.

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 14
Governing Law

This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Florida, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which such patent was granted.

Article 15
Captions

The captions and paragraph headings of this Agreement are solely for the convenience of reference and shall not affect its interpretation.

Article 16
Entire Agreement

This Agreement constitutes the entire Agreement between the parties hereto respecting the subject matter hereof, and supersedes and terminates all prior agreements respecting the subject matter hereof, whether written or oral, and may be amended only by an instrument in writing executed by both parties hereto.

Article 17
Amendment

No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound.

Article 18
Severability

Should any part or provision of this Agreement be held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part of provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purposes of such part or provision in valid and enforceable manner, and the remainder of the Agreement shall remain binding upon the parties hereto.

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

Article 19
Waiver

No failure or delay on the part of a party in exercising any right hereunder will operate as a waiver of, or impair, any such right.  No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

Article 20
Marking

Prior to the issuance of patents on the Invention(s), FIBROGEN agrees to mark and have sublicensees mark Licensed Products (or their containers or labels) made, sold, or otherwise disposed of by it under the license granted in this Agreement with a proper notice as specified under the patents laws of the United States. All Licensed Product(s) shipped to or sold in other countries shall be marked in such a manner as to conform with the patent law and practice of the country of manufacture or sale.

Article 21
Standards

FIBROGEN further agrees to maintain satisfactory standards in respect to the nature of the Product manufactured and/or sold by FIBROGEN. FIBROGEN, agrees that all Licensed Product(s) manufactured and/or sold by it shall be of a quality which is appropriate to products of the type here involved. FIBROGEN agrees that similar provisions shall be included by sublicensees of all tiers.

Article 22
United States Law, Public Law 96-517 as Amended

This Agreement is subject to all of the terms and conditions of Public Law 96-517 as amended, and FIBROGEN agrees to take all action necessary on its part as LICENSEE to enable LICENSOR to satisfy its obligation thereunder, relating to Invention(s).

Article 23
Certificate of Insurance

23.1FIBROGEN shall maintain liability insurance coverage for the Licensed Product in the amount of five million dollars ($5,000,000.00) and at no expense to LICENSOR, FIBROGEN shall name LICENSOR as an additional insured. Prior to the first human use of the Licensed Product, FIBROGEN shall provide a certificate of insurance to LICENSOR.

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.

23.2FIBROGEN agrees to carry and keep in force, at its expense, general liability insurance with limits not less than one million ($1,000,000.00) per person and three million ($3,000,000.00) aggregate to cover liability for damages on account of bodily injury or personal injury or death to any person, or damage to property of any person; such insurance shall not be canceled for any cause without at least thirty (30) days prior written notice to University of Miami. Such insurance shall contain an endorsement naming the University as an additional insured with respect to this Agreement. Insurance Certificates should be sent to the University of Miami, attention Mr. William Coombs, 333 Max Orovitz Building, 1507 Leavante Avenue, Coral Gables, FL 33124-1437.

Article 24
Survival

24.1The provisions of Article7, and Article 8 shall survive the termination or expiration of this Agreement  and shall remain in full force and effect.

24.2The provisions of the Agreement which do not survive termination or expiration hereof (as the case may be) shall, nonetheless, be controlling on, and shall be used in construing and interpreting, the rights and obligations of the parties hereto with regard to any dispute, controversy or claim which may arise under, our of, in connection with, or relating to this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals and duly executed this License Agreement on the day and year first set forth below.

Dated:	May 23, 1997	UNIVERSITY FOR MIAMI

		By:	/s/ Alan J. Fish
[name] Alan J. Fish
[title] Assistant Vice Pres. Business Services

Dated:	May 2, 1997	FIBROGEN, INC.

		By:	/s/ Thomas B. Neff
Thomas B. Neff
Chief Executive Officer

153205134 v1

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would likely cause competitive harm to the company if publicly disclosed.